Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Laredo Oil, Inc. of our report dated September 13, 2022, relating to the consolidated financial statements which appear in Laredo Oil, Inc. Annual Report on Form 10-K for the year ended May 31, 2022.

/S/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

June 14, 2023